UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 8, 2015

HALLMARK FINANCIAL SERVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

001-11252	87-0447375
(Commission File Number)	(IRS Employer Identification No.)

777 Main Street, Suite 1000, Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

817-348-1600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On April 8, 2015, the Registrant, acting through its wholly-owned subsidiaries American Hallmark Insurance Company, Inc., TBIC Holdings, Inc. and Texas Builders Insurance Company of Texas (collectively, the “Sellers”), executed an Asset and Renewal Rights Acquisition Agreement (the “Sale Agreement”) with Redpoint Comp Holdings LLC (“Purchaser”), a wholly-owned subsidiary of Redpoint Insurance Group LLC. Pursuant to the Sale Agreement, Purchaser has agreed to acquire from Sellers exclusive renewal rights to Sellers’ current in force Texas workers compensation policies, together with certain physical assets associated with the administration of such in-force policies. In consideration for such renewal rights and physical assets, Purchaser has agreed to assume certain office lease obligations of Sellers and to offer employment to certain employees of Sellers. Purchaser and Sellers have further agreed that Purchaser will administer the run-off of all of Sellers’ current workers compensation policies and claims for a period of three years in consideration of Sellers’ payment to Purchaser of a one-time fee of $75,000. The Sale Agreement contains various other representations, warranties and covenants of the parties, including Sellers’ covenant not to compete in the workers compensation line of insurance in the State of Texas (with certain exceptions) until after the assumed office lease obligations expire on October 31, 2017. The contemplated transaction is expected to close on or before June 30, 2015.

The foregoing description of the Sale Agreement is qualified in its entirety by reference to the definitive agreement filed as an exhibit to this Current Report on Form 8-K and incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits.

99.1	Asset and Renewal Rights Acquisition Agreement dated April 8, 2015, by and among American Hallmark Insurance Company, Inc., TBIC Holdings, Inc. and Texas Builders Insurance Company of Texas, as Sellers, and Redpoint Comp Holdings LLC, as Purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

HALLMARK FINANCIAL SERVICES, INC.

Date:April 9, 2015	By:	/s/ Jeffrey R. Passmore
Jeffrey R. Passmore, Chief Accounting Officer